Exhibit 99
                                                               [Exelon Logo]
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Exelon Corporation                                        www.exeloncorp.com
P.O. Box 805379
Chicago, IL 60680-5379


June 18, 2003

Note to Exelon's Financial Community:


 Exelon Corporation Announces Agreement to Sell its Subsidiary, InfraSource, to GFI Energy Ventures LLC and Oaktree Capital Management LLC

On June 18, Exelon Enterprises Company, LLC, parent company of InfraSource, Inc. announced that it has entered into an agreement to sell the electric construction and services, underground and telecom businesses of InfraSource to GFI Energy Ventures LLC and Oaktree Capital Management LLC. InfraSource (formerly Exelon Infrastructure Services) is an industry leader providing transmission and distribution infrastructure services to electric, gas, telecommunications and cable utilities, in addition to the industrial market.

The InfraSource companies being divested are MJ Electric, InfraSource Underground Services, Electric Services, Inc., Dashiell and Dacon Corporation, Blair Park Services, Inc./Sunesys Inc. and RJE Telecom.

The sale price is $250 million of cash and a $30 million subordinated note maturing with interest in 2011. The interest rate on the note is 8% annually if paid in cash and 10% if paid in kind. The book value of the assets being sold is about $280 million. After valuing the note, recognition of transaction costs and minority interest, Exelon will record an approximate $30 million, $0.10 per share, loss as a fair market value adjustment to "assets held for sale" in the second quarter. The transaction requires various regulatory approvals, including the regulatory commissions in Pennsylvania, Delaware, New Jersey, Virginia and Washington, DC and expiration of the Hart Scott Rodino waiting period, and is expected to close in about four months. At closing, Exelon will receive about $240 million of cash proceeds representing its 95% ownership. The remaining 5% is owned by a number of minority shareholders.

If the sale closes by the end of the third quarter of 2003, operating earnings could be reduced by about $0.02 per share. Exelon's full year operating earnings are expected to fall within a range of $4.80 to $5.00 per share. The earnings guidance is based on the assumption of normal weather for the last three quarters of 2003 and excludes the first quarter $0.34 per share gain from the cumulative effect for the change in accounting principle (SFAS 143), the net $0.05 per share charge related to the March 3 ComEd settlement and the $0.40 per share charge for the impairment of our Sithe Energies investment. Operating earnings guidance also excludes the anticipated $0.10 per share second quarter loss resulting from the fair market value adjustment related to the InfraSource sale.


For additional information please contact me at (312) 394-7696 or Marybeth Flater at (312) 394-8354.

Sincerely,

Linda C. Byus, CFA
VP of Investor Relations

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Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon Corporation's 2002 Annual Report on Form10-K in (a) ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon--Note 19, ComEd--Note 16, PECO--Note 18 and Generation--Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.